Exhibit 10.5

August 6, 2008

LMI Aerospace Inc.
Att: Mr. Ronald S. Saks
Mr. Phil Lajeunesse
Mr. Bob Grah
PO Box 900
St. Charles, MO 63302

Re: Further Improvements & Combined Lease
Unit A 101 Coleman Blvd.
Savannah, GA. 31408

Gentlemen:

Per your request, please accept the following additional improvements & revised lease terms updating the agreement outlined in our letter of May 5, 2008. In addition to the improvements agreed to via the letter of May 5, 2008, Kole Warehouses Inc. agrees to make the following improvements to Unit A, 101 Coleman Boulevard:

*Paint warehouse walls. To include patch of holes & caulk of cracks in block walls
*Install two (2) new insulated roll-up doors at rear of warehouse
*Add concrete bumpers to rear loading ramp
*Add extra office. To include electrical, trim, lighting & paint to match

For consideration of the additional improvements as outlined above, LMI Aerospace Inc. agrees to the following revised lease rates commencing upon availability of the new addition & expiring on 12/31/2015:

*Years 1-3                                86,200 sq. ft. at $5.55
*Years 4-5                                86,200 sq. ft. at $5.65
*Years 6-7                                86,200 sq. ft. at $5.75

All other terms & conditions as outlined in the May 5, 2008, letter remain the same.

Agreed this ___ day of August 2008. Witness: ________________________ Witness: ________________________	Kole Warehouses, Inc. By: ___________________________ Jeff Kole LMI Aerospace, Inc. By: ____________________________ Vice President

The revised lease rate on the work as detailed in the plans and outlined above will commence upon occupancy of the new addition and would expire on 12/31/2015.

Years	1-3	86,200 sq. feet at $5.50
Years	4-5	86,200 sq. feet at $5.60
Years	6-7	86,200 sq. feet at $5.70

Additionally the charges for taxes, insurance and common area maintenance would be changed to $4,660.00 per month for the combined space. This charge may vary from year to year based on actual costs.

Agreed this 7th day of May 2008. Witness: ________________________ Witness: ________________________	Kole Warehouses, Inc. By: ___________________________ Jeff Kole LMI Aerospace, Inc. By: ____________________________ Robert T. Grah, Vice President

1,000 Sq. Ft Corporate Office Space

462.50/00                      1-3 mo
470.84                           4-5 mo
479.17/00                      6-7 mo

STANDARD INDUSTRIAL LEASE AGREEMENT

THIS LEASE, made this ____ day of September 2003 by and between Kole Warehouses, Inc., a Georgia corporation, hereinafter referred to as "Landlord"; and Leonard's Metal, Inc., a Missouri corporation, hereinafter referred to as "Tenant";

WITNESSETH:

Premises	1.
For and in consideration of the rents, covenants, agreements, and stipulations hereinafter set forth, to be paid, kept and performed by Tenant, Landlord hereby leases and rents to Tenant, and Tenant hereby leases and takes upon the terms and conditions hereinafter set forth, the property commonly known as 101 Coleman Blvd, Units E & F, Pooler, GA, and being more particularly described on Exhibit "A" hereto (hereinafter called the "Premises"). This Lease is subject to all encumbrances, easements, covenants and restrictions of record.

Term	2.
To have and to hold for a term of three (3) years to commence five (5) days after Landlord has notified Tenant that the Initial Improvements as outlined in Exhibit C, Section 3 have been completed and the Premises are ready for occupancy and to end at midnight on the date which is thirty-six (36) months thereafter. Notwithstanding the foregoing, Tenant shall have rent-free reasonable access to the Premises prior to the term in order to install Tenant’s fixtures and otherwise make the Premises ready for Tenant’s occupancy, provided same does not unreasonably interfere with the Initial Improvements. Tenant shall have two (one year) options to renew this Lease Agreement on the same terms and conditions, except rent, upon ninety (90) days prior written notice to Landlord. Rent shall increase by two percent (2%) at the beginning of each renewal term.

Rental	3.
(a) Tenant shall pay to Landlord monthly rental of $10,320.00 due on the first day of each month, in advance, without offset or demand, commencing on September 1, 2003. All payments of rental shall be sent to Kole Warehouses, Inc., 1719 Abercorn Street, Savannah, Georgia 31401 , or such other address provided to Tenant by Landlord in accordance with the notice provisions hereof. Tenant has paid to Landlord $10,320.00 representing the first month's rent (for the month of September 2003) due hereunder. In the event Tenant fails to pay rental or any other payment called for under this Lease within ten (10) days of the due date (subject to the notice and cure provisions of Section 17), Tenant shall pay a late charge equal to five percent (5%) of the unpaid amount. Landlord and Tenant agree that such late charge is intended to compensate Landlord for additional administrative charges and other damages incurred by Landlord on account of such late payment and not as a penalty, but as liquidated damages therefor. Landlord and Tenant agree that the actual damages to be suffered by Landlord in such event shall be difficult, if not impossible to ascertain, and that such late charge is a reasonable estimate of such charges and damages.

(b) Tenant has deposited $10,320.00 (the "Security Deposit") with Landlord to secure Tenant’s performance of its obligations hereunder. If Tenant defaults hereunder, then Landlord may, without prejudice to Landlord's other remedies, apply part or all of the Security Deposit to cure Tenant’s default. If Landlord so uses part or all of the Security Deposit, Tenant shall, within ten (10) days after written demand, pay Landlord the amount necessary to restore the Security Deposit to its original amount. Landlord shall not be required to pay any interest on said Security Deposit and Landlord may commingle the Security Deposit with other funds. If Landlord sells the Premises, the Security Deposit shall be transferred to the purchaser and Landlord shall be relieved of any further liability in relation to the Security Deposit provided the transferee has agreed (in a writing delivered to Tenant) to be bound by the terms hereof. Upon the termination of this Lease, Landlord may use the Security Deposit to cure any defaults of Tenant or to reimburse Landlord for expenses of repairing, restoring or cleaning the Premises beyond normal wear and tear (subject, however, to the provisions of Section 6 relating to certain HVAC equipment). In the event all or any portion of the Security Deposit remains after paying for such items, the remaining amount shall be returned to Tenant together with a complete accounting therefor, within thirty (30) days.

Utility Bills	4.
Tenant shall place all utility bills in its name as appropriate to its business. Tenant shall pay all such bills, along with all charges and assessments pertaining to utilities serving the Premises, including, but not limited to, water and sewer, natural gas, electricity, fire protection (including sprinkler testing charges) and charges for trash removal. If Tenant does not pay such charges when due, Landlord may do so. Tenant shall pay the amount paid by Landlord-to-Landlord, as additional rental, within ten (10) days of written demand therefor by Landlord given in accordance with the notice provisions hereof.

Mortgagee's
Rights	5.
Tenant’s rights as to the Premises shall be subject and subordinate to any mortgage or deed to secure debt which shall be self-operative. Nevertheless, Tenant agrees to execute and deliver such documentation as may be required by any such mortgagee to effect or memorialize any such subordination within ten (10) days of demand therefor. If requested, Tenant shall execute such mortgagee's form of subordination, non-disturbance and attornment agreement.

Repairs by
Tenant	6.
Tenant shall not allow the Premises to fall out of repair or deteriorate. Specifically, Tenant, at its sole cost, shall keep and maintain the interior of the Premises, including all plate glass and exterior doors pertaining to the Premises in good repair (except the structural components of the building in which the Premises are situated, which shall be repaired, maintained and replaced by Landlord and further except any major component of the HVAC system that has “worn out”), including all systems pertaining to water, fire protection, drainage, sewer, electrical, heating, ventilation, air conditioning and lighting, but only to the extent same exclusively serve the Premises and are situated within the Premises. Major components of the HVAC system shall include the compressor, evaporation fan motor, heat exchanger or coils. Tenant agrees to return the Premises to Landlord in good operating condition upon the expiration or earlier termination of the term of this Lease, ordinary wear and tear and casualty damage excepted. Tenant shall not cause the Premises to become subject to any lien, charge or encumbrance whatsoever. Tenant shall have no authority, express or implied, to create any lien, charge or encumbrance upon the interest of the Landlord in the Premises. Tenant shall, at its sole cost, maintain a regularly scheduled preventive maintenance and service contract with a maintenance contractor acceptable to Landlord for the repair, maintenance and servicing of all heating and air-conditioning systems and equipment that exclusively serve the Premises. Upon written request by Tenant and at Tenant’s sole cost, Landlord will arrange for any repair which is Tenant’s responsibility pursuant to the terms of this Lease to be performed by Landlord's employees, agents or contractors. Tenant shall pay, as additional rent, the cost of such requested repair within ten (10) days of receipt of a bill therefor from Landlord.

Repairs by
Landlord	7.
Except for damage caused by Tenant, its agents, employees, contractors and invitees, Landlord shall, in accordance with Exhibit C, keep in good repair the roof, all structural elements, mechanical systems (to the extent same do not solely serve the Premises and are not situated within the Premises, and exclusive of major HVAC components unless the same shall be deemed to have "worn out"), and all common areas of the building and land (including without limitation, all paving, driveways, parking lots, walks, lawn maintenance and landscaping) where the Premises are situated. Tenant shall promptly notify Landlord of the need for any repairs which are Landlord's responsibility hereunder, Landlord shall be under no duty to make any repairs hereunder unless Landlord receives notice of the need for such repairs; however, this sentence shall not affect Landlord's maintenance obligations.

Modifications/
Alterations to
the Premises	8.
Tenant shall make no modifications, alterations or improvements to the Premises, cut any openings or penetrations in the roof or install any satellite or communications antennas or other structures without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Any modifications or alterations consented to by Landlord shall be completed in a good, workmanlike and lien-free manner in accordance with all applicable codes and regulations. Upon written request by Tenant and at Tenant’s sole cost, Landlord will arrange for any modification, alteration or improvement consented to by Landlord to be performed by Landlord's employees, agents or contractors. Tenant shall pay, as additional rent, the cost of such modification, alteration or improvement within ten (10) days of receipt of a bill therefor from Landlord.

Return of
Premises	9.
Tenant agrees to return the Premises to Landlord at the expiration or prior termination of this Lease broom clean and in the same condition and repair as when first received, natural wear and tear, damage by storm, fire, lightning, earthquake or other casualty excepted. Upon Landlord's written request, Tenant agrees to remove any alterations installed by or for Tenant after the commencement of the term of this Lease that Landlord determines are special purpose improvements that are not likely to be usable by a successor tenant. Tenant shall remove its personal property from the Premises at the expiration or prior termination of this Lease. Tenant shall repair any damage caused by any such removal.

Destruction of
/Damage to
Premises	10.
If the Premises are totally destroyed by storm, fire, lightning, earthquake or other casualty, this Lease shall terminate as of the date of such destruction and rental shall be abated as of such date. If the Premises are damaged, but not wholly destroyed by any of such casualties, rental shall abate in such proportion as use of the Premises has been destroyed, and Landlord shall restore the Premises to substantially the same condition as existed before such casualty as speedily as practicable, whereupon full rental shall recommence; provided, however, that if the damage shall be so extensive that the same cannot be reasonably repaired and restored within four (4) months from date of the casualty, then either Landlord or Tenant may terminate this Lease by giving written notice to the other party within thirty (30) days from the date of such casualty. In the event of such termination, rental shall be abated as of the date of such casualty. In no event shall Landlord be responsible for repairing or restoring any personal property of Tenant or any alterations or improvements made by or for Tenant, nor shall Tenant have any right to terminate this Lease if the casualty in question was caused by Tenant, its agents, employees, contractors or invitees.

Indemnity	11.
Except for damage caused solely by Landlord's negligence or misconduct, Tenant agrees to indemnify, defend and save harmless Landlord against all claims, losses, liabilities, costs and expenses (including attorney's fees and costs of litigation) suffered by Landlord by reason of the use or occupancy of the Premises by Tenant. Unless caused solely by Landlord's negligence or misconduct, Landlord shall not be liable to Tenant’s employees, agents, contractors or invitees for any injury to a person or damage to property on or about the Premises, or any damage caused by the improvements becoming out of repair, the failure or cessation of any utility or by any leakage of gas, oil, water or steam or electricity emanating from the Premises. Landlord hereby indemnifies and agrees to defend and save harmless Tenant against all claims, losses, liabilities, costs and expenses (including attorneys fees and costs of litigation) suffered by Tenant by reason of (i) Landlord's breach of its obligations hereunder; and (ii) any pre-existing environmental conditions at the Premises or the land where the Premises are situated, including without limitation, those matters disclosed in the environmental site assessment furnished to, and approved by, Tenant prior to Tenant having entered the Premises. Landlord shall have its most recent environmental assessment updated immediately prior to Tenant’s taking occupancy of the Premises (and such updated assessment shall also be certified to Tenant), whereupon said assessment shall serve as the "baseline" to determine which environmental conditions pre-dated, and which conditions arose during, Tenant’s occupancy of the Premises.

Governmental
Orders	12.
Tenant agrees, at its own expense, to promptly comply with all requirements of any applicable law, ordinance, statute or regulation applicable to the Premises or Tenant’s operations in the Premises provided that if the cost of any improvements, alterations or equipment required in connection with such compliance exceeds $1,000.00 during the term hereof, such excess costs shall be amortized over the useful life of the improvement, alteration or equipment, and only such portion thereof as is allocable to the remaining portion of the term hereof shall be charged to Tenant.

Condemnation	13.
If the entire Premises or such portion thereof as will make the Premises unusable for the purpose herein leased shall be condemned by any legally constituted authority for any public use or purpose, or sold under threat of condemnation, then this Lease shall terminate as of the date of such condemnation or sale and rental shall be accounted for between Landlord and Tenant as of such date. In the event of a condemnation that does not result in the termination of this Lease, rental shall be abated in a fair and equitable manner and Landlord, to the extent of condemnation proceeds actually received by Landlord, shall restore the Premises to the extent practicable. All condemnation awards or sales proceeds in lieu thereof shall belong to Landlord; provided, however, Tenant shall be entitled to file a claim for loss of its personal property and moving expenses, provided the filing of such claim does not affect Landlord's condemnation claim.

Assignment	14.
Tenant may not assign this Lease or any interest thereunder or sublet the Premises in whole or in part or allow all or a portion of the Premises to be used by a third party without the prior written consent of Landlord which consent shall not be unreasonably withheld, delayed, or conditioned. If Tenant is a corporation, partnership, limited liability company or other entity, the transfer of more than fifty percent (50%) of the ownership interests of Tenant or the transfer of a lesser percentage which results in a transfer of control of Tenant, whether in one transaction or a series of related transactions, shall constitute an assignment for purposes of this Lease, except that such a transfer of same to a company affiliated with Tenant shall not be violative of this Section. Any assignee (and if Landlord so elects, any subtenant) shall become liable directly to Landlord for all obligations of Tenant hereunder. No such assignment or sublease nor any subsequent amendment of the Lease shall release Tenant or any guarantor of Tenant’s obligations hereunder.

Hazardous
Substances	15.
Landlord hereby represents and warrants to Tenant that no Hazardous Materials have been stored, handled, treated, released, or brought upon or disposed of, except in strict compliance with all applicable laws, ordinances regulations and that Hazardous Materials are currently present on the Premises or the parcel or parcels of land upon which the Premises are situated (except as has been disclosed in the environmental site assessment described in Section 11, above). Landlord hereby indemnifies, defends and saves Tenant harmless from any and all claims, judgments, damages, penalties, fines, costs (including, without limitation, fees of consultants, attorneys, experts and court costs), liabilities or losses in the event of the breach of the foregoing representation and/or warranty. Tenant covenants that, without first obtaining Landlord's written consent, that neither Tenant, nor any of its agents, employees, contractors or invitees shall cause or permit any Hazardous Materials to be stored, handled, treated, released or brought upon or disposed of on the Premises. Landlord hereby consents to the use in the Premises of the Hazardous Materials described on Exhibit B hereto. Tenant shall comply with any and all applicable laws, ordinances, rules, regulations and requirements respecting the storage, handling, treatment, release, disposal, presence or use of permitted Hazardous Materials in, on or about the Premises. As used herein, the term "Hazardous Materials" means asbestos, polychlorinated biphenyls, oil, gasoline or other petroleum based liquids, any and all materials or substances deemed hazardous or toxic or regulated by applicable laws, including but not limited to substances defined as hazardous under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq., the Resource Conservation and Response Act, as amended, 42 U.S.C. § 6901 et seq. (or any state counterpart to the foregoing statutes) or determined to present the unreasonable risk of injury to health or the environmental under the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs (including without limitation, consultants' fees, experts' fees, attorney's fees and court costs), liabilities or losses resulting from the storage, handling, treatment, release, disposal, presence or use of Hazardous Materials in, on or about the Premises that occur during the term of this Lease. Without limiting the generality of the foregoing indemnity, in the event Landlord has a good faith reason to believe that the covenant set forth in this paragraph has been violated by Tenant, Landlord shall he entitled, at Tenant’s sole expense, to take such actions as Landlord deems necessary in order to assess, contain, delineate and/or remediate any contamination by such Hazardous Materials. Any sums expended by Landlord shall be reimbursed by Tenant, as additional rent, within thirty (30) days of demand therefor by Landlord which shall be accompanied by a copy of said report certified to Landlord and Tenant by its author. Upon the expiration or earlier termination of this Lease, Tenant, upon request by Landlord, shall cause to be performed such environmental studies of the Premises by an environmental consultant approved by Landlord as are necessary to determine whether any Hazardous Materials have been stored, handled, treated, released, brought upon or disposed of on the Premises during the term of this Lease in violation of the terms hereof. If Tenant fails to cause any such study to be performed, Landlord may do so, at Tenant’s expense. The obligations of this Paragraph 15 shall survive the expiration or earlier termination of this Lease.

Removal of
Fixtures	16.
Provided Tenant is not then in default hereunder, Tenant may remove all fixtures and equipment which Tenant has placed in the Premises, provided Tenant repairs all damages to the Premises caused by such removal, but in no event shall Tenant remove heating, ventilating, air conditioning, plumbing, electrical and lighting systems and fixtures or dock levelers. In the event this Lease is terminated for any reason, any property remaining in or upon the Premises more than ten (10) days thereafter, at the option of Landlord, may either be deemed to become property of Landlord or Landlord may dispose of such property as Landlord deems proper with no obligation to Tenant.

Default;
Remedies	17.
In the event (i) any payment of rental or other sum due hereunder is not paid as and when due and Tenant fails to cure such default within ten (10) days after written demand from Landlord (but in no event shall Landlord be required to give more than two (2) such written notices in any twelve month period; thereafter a default shall exist if a payment is not paid as and when due); (ii) Tenant shall fail to comply with any term, provision, condition, or covenant of this Lease, other than an obligation requiring the payment of rent or other sums hereunder and shall not cure such failure within twenty (20) days after notice to the Tenant of such failure to comply, provided that such cure period shall be extended while Tenant is diligently pursuing a cure; or (iii) Tenant or any guarantor shall file a petition under any applicable federal or state bankruptcy or insolvency law or have any involuntary petition filed thereunder against it (which is not dismissed or bonded against within 90 days), then Landlord shall have the option to do any one or more of the following:

(a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord. Tenant agrees to indemnify Landlord for all loss, damage and expense that Landlord may incur solely and directly by reason of such termination; provided, however, that upon Tenant’s surrender of the Premises to Landlord, the lease termination shall be deemed to have been completed, and Tenant shall no longer be liable in any way to Landlord except with respect to any damage or environmental conditions caused by Tenant during prior to said termination.
(b) Without terminating this Lease, terminate Tenant’s right of possession, whereupon rental shall continue to accrue and be owed by Tenant hereunder. Thereafter, at Landlord's option, Landlord may enter upon and relet all or a portion of the Premises (or relet the Premises together with any additional space) for a term longer or shorter than the remaining term hereunder and otherwise on terms satisfactory to Landlord. Tenant shall be liable to Landlord for the deficiency, if any, between Tenants's rent hereunder and all net sums received by Landlord on account of such reletting (after deducting all reasonable costs incurred by Landlord in connection with any such reletting, including without limitation, brokerage commissions and reasonable attorney's fees).
(c) Pursue a dispossessory action against Tenant, in which event Tenant shall remain liable for all amounts owed hereunder, including amounts accruing hereunder from and after the date that a writ of possession is issued.
(d) Perform any unperformed obligation of Tenant. Any sums expended by Landlord shall be repaid by Tenant, as additional rent, within ten (10) days of demand therefor by Landlord.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies herein provided or any other remedies provided by law. In the event Landlord places the enforcement of all or any part of this Lease in the hands of an attorney on account of Tenant’s default, Tenant agrees to pay Landlord's cost of collection, including reasonable attorney's fees, whether suit is actually filed or not.

In the event of a default by Landlord that is not cured by Landlord within twenty (20) days of written notice thereof from Tenant, Tenant, may, but shall not be obligated to, cure same and deduct the reasonable costs thereof from any sums to be paid to Landlord hereunder; provided, however, that such cure period shall be extended while Landlord is diligently pursuing a cure of such default.

Entry by
Landlord	18.
Landlord may post a sign stating that the Premises are "For Lease" or "For Sale" six (6) months prior to the termination of this Lease. Landlord may enter the Premises at reasonable hours during the term of this Lease to exhibit same to prospective purchasers (and during the last 3 months of the then-current term of the Lease) or tenants and to make repairs required of Landlord under the terms hereof, or to make repairs to Landlord's adjoining property, if any.

Estoppel
Certificates	19.
Tenant agrees to furnish within ten (10) days of receipt of request from Landlord or Landlord's mortgagee a written statement certifying as to the then-current status of the Lease. Such estoppel certificate shall address matters of the type customarily included in estoppel certificates requested and obtained by institutional lenders and landlords. The notice and cure provisions of paragraph 17 shall not apply to Tenant’s obligations under this paragraph 19.

No Estate in
Land	20.
This Lease shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a usufruct, not subject to levy and sale, and not assignable by Tenant except as provided in Paragraph 14 above.

Holding Over	21.
If Tenant remains in possession of the Premises after expiration of the term hereof, with Landlord's acquiescence and without any express written agreement of parties, Tenant shall be a month-to-month tenant upon all the same terms and conditions as contained in this Lease, except that the rental rate shall become one hundred fifteen percent (115%) the amount in effect at the end of the term, and there shall be no renewal of this Lease by operation of law. Such month-to-month tenancy is terminable upon thirty (30) days notice by either party to the other. Tenant waives any right that it may have to additional notice pursuant to applicable law. If Tenant remains in possession of the Premises after the expiration of the term hereof without Landlord's acquiescence, Tenant shall be a tenant at sufferance subject to immediate eviction. In such event, in addition to paying Landlord any damages resulting from such holdover, Tenant shall pay rental at the rate of one and one-half times the amount in effect at the end of the term of the Lease.

Miscellaneous	22.
All rights, powers and privileges conferred hereunder upon parties hereto shall be cumulative but not restrictive to those given by law. No failure of either party to exercise any power given to any party hereunder, or to insist upon strict compliance by the parties with their respective obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of a party's right to demand exact compliance with the terms hereof. Time is of the essence of this Lease. Subject to the terms of paragraph 14 above, this Lease shall be binding upon and shall inure to the benefit of the respective successors and assigns of Landlord and Tenant. Tenant shall pay and be liable for all rental, sales and use taxes, and other similar taxes, if any, levied or imposed by any city, state, county or other governmental authority. Such payments shall be paid concurrently with the payment of rental or other sum due hereunder upon which the tax is based. This Lease contains the entire agreement of the parties hereto as to the Premises, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect. If any term, covenant or condition of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons, entities or circumstances other than those which or to which used may be held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law. The circulation of one of more drafts of this Lease shall not constitute a reservation of the Premises or an offer to lease the Premises to Tenant. Neither party shall be bound hereunder until such time as both parties have signed this Lease. In the event either party resorts to the employ of an attorney in connection with the interpretation or enforcement of this Lease, the successful party therein shall be entitled to recover its reasonable attorneys' fees, expenses and costs of suit for the other party.

Notices	23.	Any notice given pursuant to this Lease shall be in writing and sent by certified mail, return receipt requested, by hand delivery, by facsimile transmission or by reputable overnight courier to:
(a) Landlord: Kole Warehouses, Inc., 1719 Abercorn Street, Savannah, Georgia 31401; Fax Number: 912-232-6770, or at such other address or to such other facsimile number as Landlord may designate in writing to Tenant.

(b) Tenant: Leonard's Metal, Inc., attention: Robert T. Grah, Vice President, PO Box 900, St. Charles, MO 63302-0900; Fax Number: 636-949-1576, with copy to Sanford S. Neuman, Esq., at Gallop, Johnson & Neuman, L.C., 101 S. Hanley 16th floor, St. Louis, MO 63105, or at such other address or to such other facsimile number as Tenant may designate in writing to Landlord.

Any notice sent in the manner set forth above shall be deemed sufficiently given for all purposes hereunder on the third business day after said notice is deposited in the mail if sent by certified mail, upon receipt if sent by hand delivery or reputable overnight courier, or if sent by facsimile, on the date such notice is transmitted (and a confirmation of successful transmission is generated by the sender's facsimile machine), provided a copy of such notice is sent within two (2) business days by regular mail to the recipient's address set forth above.

Brokerage	24.
Each of Landlord and Tenant covenants and agrees to indemnify and hold the other harmless from any and all loss, liability, damage, claim, judgment, cost and expense (including without limitation attorney's fees and litigation costs) that may be incurred or suffered by the other because of any claim for any fee, commission or similar compensation with respect to this Lease, made by any broker, agent or finder claiming by, through or under the indemnifying party, whether or not such claim is meritorious.

Signs	25.
Tenant may erect a building standard sign (as determined by Landlord) on or about the Premises subject to Landlord's approval of the sign and its location which approval shall not be unreasonably withheld, delayed, or conditioned. Prior to the expiration of the term of this Lease, Tenant shall remove any such sign and repair any damage to the building occasioned by the installation and/or removal of such sign.

Use of Premises	26.
The Premises shall be used for warehousing, light assembly, light manufacturing, distribution, and general office use and no other purpose. The Premises shall not be used for any illegal purposes, nor in any manner to create any nuisance or trespass, vitiate Landlord's insurance or violate any restrictive covenants encumbering the building or Landlord's rules and regulations applicable thereto. Outside storage or outside manufacturing are prohibited without Landlord's consent; notwithstanding the foregoing, incidental temporary outdoor storage of pallets or dunnage by Tenant shall be permitted, and Landlord represents and warrants the foregoing uses of the property are not prohibited by any applicable statute, ordinance or regulation.

Insurance	27.
(a) Tenant will carry, at Tenant’s expense, all-risk insurance coverage on all equipment, inventory, fixtures, furniture, appliances and other personal property on the Premises. Tenant shall procure, maintain and keep in full force and effect at all times during the term of this Lease commercial general liability insurance with respect to the Premises and the conduct and operation of Tenant’s business therein, naming landlord and its mortgagees as additional insured parties, with limits of not less than $1,000,000 for death or bodily injury to one or more persons in a single occurrence and not less than $1,000,000 for property damage. Tenant shall increase limits to $2,000,000 for death or bodily injury to one or more persons in a single occurrence and $2,000,000 for property damage on or before January 31, 2004. Such general liability insurance policy shall contain a broad form contractual liability endorsement covering Tenant’s indemnities in favor of Landlord provided hereunder.

(b) Landlord will carry "all risk" insurance coverage on the Premises in an amount deemed appropriate by Landlord. Tenant shall pay Landlord, as additional rent, its pro rata share of all sums paid by Landlord for such insurance coverage. Upon being notified by Landlord of said sums, Tenant will remit to Landlord said amount within thirty (30) days.
(c) To the full extent permitted by law, Landlord and Tenant each waives all right of recovery against the other and its officers, employees, and agents for, and agrees to release the other and its officers, employees and agents from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage; provided, however, that the foregoing release by each party is conditioned upon the releasing party's insurer endorsing the releasing party's insurance policy so as to permit such waiver without affecting the coverage thereunder. If such endorsement is not obtained or maintained by either party, then such party's release shall be deemed to be rescinded until such endorsement is provided by such insurer.
(d) All insurance required to be carried by Tenant shall be affected under enforceable policies issued by insurers approved by Landlord. At least fifteen (15) days prior to the expiration date of any policy procured by Tenant, the original renewal policy for such insurance shall be delivered by Tenant to Landlord. Within fifteen (15) days after the premium on any such policy shall become due and payable, Landlord shall be furnished with satisfactory evidence of its payment. The original policy or policies shall be delivered to landlord prior to the commencement of the term of this Lease. All such policies shall contain an agreement by the insurers that such policies shall not be canceled or materially modified without at least thirty (30) days prior written notice to the Landlord and to the holder of any mortgage to whom loss hereunder may be payable. If Tenant provides any insurance required by this Lease in the form of a blanket policy, Tenant shall furnish satisfactory proof that such blanket policy complies in all respects with the provisions of this Lease and that the coverage thereunder is at least equal to the coverage that would be provided under a separate policy covering only the Premises.

Ad Valorem	28.
Tenant is leasing 28,800 square feet of a 151,290 square foot building. Tenant’s pro rata share is therefore nineteen percent (19%). Landlord will pay all ad valorem taxes and assessments levied against the building each year of the Lease term. Tenant shall pay Landlord, as additional rent, its pro rata share of sums paid by Landlord for ad valorem taxes and assessments during a base year of 2003, within thirty (30) days of Tenant’s receipt of a written invoice therefor. Tenant shall not be responsible for any increases in taxes during the initial term or the renewal periods described in Section 2, above.

Parking	29.
Tenant and its employees, customers and invitees shall have a non-exclusive right to use in common with other tenants the parking areas designated by Landlord as serving the Premises. Such use shall be subject to rules and regulations as maybe prescribed by Landlord from time to time which shall not interfere with Tenant’s use of the Premises. Tenant shall not use more than its pro rata share of such parking spaces. In no event shall Landlord be responsible for enforcing Tenant’s parking rights against other tenants or third parties.

Exhibits	30.	The following exhibits are attached hereto and made a part hereof:
Exhibit A
Exhibit B
Exhibit C

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, effective the day and year first above written.

___________________________________ Witness	LANDLORD: By: ________________________________ Title: _______________________________
___________________________________ Witness	TENANT: By: ________________________________ Title: _______________________________